EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 4, 2017, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2017 Earnings
May 4, 2017, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2017 (“2017 Quarter”). Total revenue for the 2017 Quarter increased to $58.5 million from $56.9 million for the quarter ended March 31, 2016 (“2016 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $17.4 million for the 2017 Quarter from $16.4 million for the 2016 Quarter.
The Park Van Ness mixed-use development opened in May 2016 and, as of May 1, 2017, 251 apartment leases have been executed (92.6%) and 230 apartments were occupied. Concurrent with the opening in May, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2017 Quarter was adversely impacted by $0.7 million.
Net income attributable to common stockholders increased to $10.6 million ($0.49 per diluted share) for the 2017 Quarter compared to $9.9 million ($0.46 per diluted share) for the 2016 Quarter.

Same property revenue decreased $0.7 million (1.2%) and same property operating income increased $0.8 million (1.9%) for the 2017 Quarter compared to the 2016 Quarter. We define same property revenue as total revenue minus the sum of interest income and revenue of properties not in operation for the entirety of the comparable reporting periods, and we define same property operating income as net income plus the sum of interest expense and amortization of deferred debt costs, depreciation and amortization, general and administrative expense, loss on the early extinguishment of debt (if any), predevelopment expense and acquisition related costs, minus the sum of interest income, the change in the fair value of derivatives, gains on property dispositions (if any) and the results of properties which were not in operation for the entirety of the comparable periods. Shopping center same property operating income for the 2017 Quarter totaled $33.9 million, a $0.8 million increase from the 2016 Quarter. Mixed-use same property operating income totaled $9.2 million, unchanged from the prior year.

As of March 31, 2017, 95.6% of the commercial portfolio was leased (not including the apartments at Clarendon Center and Park Van Ness), compared to 95.2% at March 31, 2016. On a same property basis, 95.5% of the commercial portfolio was leased as of March 31, 2017, unchanged from March 31, 2016. The apartments at Clarendon Center were 97.1% leased as of March 31, 2017 compared to 99.2% as of March 31, 2016. The apartments at Park Van Ness were 87.1% leased as of March 31, 2017.

Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $25.6 million ($0.87 per diluted share) in the 2017 Quarter compared to $24.3 million ($0.85 per diluted share) in the 2016 Quarter. FFO for the 2017 Quarter was favorably impacted by $0.1 million as a result of the initial operations of Park Van Ness. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.5 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Real estate investments
Land	$454,006	$422,546
Buildings and equipment	1,263,107	1,214,697
Construction in progress	66,008	63,570
	1,783,121	1,700,813
Accumulated depreciation	(467,564)	(458,279)
	1,315,557	1,242,534
Cash and cash equivalents	9,671	8,322
Accounts receivable and accrued income, net	52,021	53,033
Deferred leasing costs, net	27,761	25,983
Prepaid expenses, net	3,642	5,057
Other assets	11,130	8,096
Total assets	$1,419,782	$1,343,025

Liabilities
Notes payable	$816,738	$783,400
Revolving credit facility payable	83,347	48,217
Construction loan payable	69,553	68,672
Dividends and distributions payable	18,005	17,953
Accounts payable, accrued expenses and other liabilities	20,779	20,838
Deferred income	32,049	30,696
Total liabilities	1,040,471	969,776

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	218	217
Additional paid-in capital	332,158	328,171
Accumulated deficit and other comprehensive loss	(190,171)	(189,883)
Total Saul Centers, Inc. stockholders’ equity	322,205	318,505
Noncontrolling interests	57,106	54,744
Total stockholders’ equity	379,311	373,249
Total liabilities and stockholders’ equity	$1,419,782	$1,343,025

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue	(unaudited)
Base rent	$44,476	$42,607
Expense recoveries	8,594	9,558
Percentage rent	382	363
Other	5,014	4,398
Total revenue	58,466	56,926
Operating expenses
Property operating expenses	6,652	7,995
Provision for credit losses	343	432
Real estate taxes	6,590	5,934
Interest expense and amortization of deferred debt costs	11,864	11,089
Depreciation and amortization of deferred leasing costs	11,342	11,035
General and administrative	4,301	4,060
Total operating expenses	41,092	40,545
Operating income	17,374	16,381
Change in fair value of derivatives	—	(7)
Net income	17,374	16,374
Income attributable to noncontrolling interests	(3,670)	(3,426)
Net income attributable to Saul Centers, Inc.	13,704	12,948
Preferred stock dividends	(3,094)	(3,094)
Net income attributable to common stockholders	$10,610	$9,854
Per share net income attributable to common stockholders
Basic and diluted	$0.49	$0.46

Weighted Average Common Stock:
Common stock	21,745	21,306
Effect of dilutive options	147	31
Diluted weighted average common stock	21,892	21,337

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016
	(unaudited)
Net income	$17,374	$16,374
Add:
Real estate depreciation and amortization	11,342	11,035
FFO	28,716	27,409
Subtract:
Preferred stock dividends	(3,094)	(3,094)
FFO available to common stockholders and noncontrolling interests	$25,622	$24,315
Weighted average shares:
Diluted weighted average common stock	21,892	21,337
Convertible limited partnership units	7,457	7,327
Average shares and units used to compute FFO per share	29,349	28,664
FFO per share available to common stockholders and noncontrolling interests	$0.87	$0.85

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue
(in thousands)	Three months ended March 31,
	2017	2016
Total revenue	$58,466	$56,926
Less: Interest income	(13)	(13)
Less: Acquisitions, dispositions and development properties	(2,702)	(483)
Total same property revenue	$55,751	$56,430
Shopping centers	$42,479	$43,194
Mixed-Use properties	13,272	13,236
Total same property revenue	$55,751	$56,430

Reconciliation of net income to same property operating income
	Three Months Ended March 31,
(In thousands)	2017	2016
	(unaudited)
Net income	$17,374	$16,374
Add: Interest expense and amortization of deferred debt costs	11,864	11,089
Add: Depreciation and amortization of deferred leasing costs	11,342	11,035
Add: General and administrative	4,301	4,060
Add: Change in fair value of derivatives	—	7
Less: Interest income	(13)	(13)
Property operating income	44,868	42,552
Less: Acquisitions, dispositions and development property	1,796	294
Total same property operating income	$43,072	$42,258

Shopping centers	$33,904	$33,075
Mixed-Use properties	9,168	9,183
Total same property operating income	$43,072	$42,258